Sangamo BioSciences, Inc.
                                                      Point Richmond Tech Center
                                                             501 Canal Boulevard
                                                             Richmond, CA  94804
[SANGAMO LOGO]                                  510-970-6000 o 510-236-8951(Fax)
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            SANGAMO BIOSCIENCES REPORTS FOURTH QUARTER AND FULL YEAR
                             2009 FINANCIAL RESULTS

          Company Ends Year with Cash and Investments of $85.3 Million

Richmond, California - February 3, 2010 - Sangamo BioSciences, Inc. (Nasdaq:
SGMO) today reported fourth quarter and full year 2009 financial results and accomplishments and provided an outlook for 2010.

For the fourth quarter ended December 31, 2009, Sangamo reported a consolidated net loss of $2.4 million, or $0.05 per share, compared to a net loss of $2.6 million, or $0.06 per share, for the same period in 2008. As of December 31, 2009, the company had cash, cash equivalents, marketable securities and interest receivable of $85.3 million.

Revenues for the fourth quarter of 2009 were $10.2 million, compared to $6.8 million for the same period in 2008. Fourth quarter 2009 revenues were from the Company's collaboration agreements with Sigma-Aldrich Corporation and Dow AgroSciences, enabling technology agreements and research grants. The revenue recognized for the fourth quarter of 2009 consisted of $10.2 million in collaboration agreements and $70,000 in research grants. The increase in revenues was primarily due to the license payment of $15.0 million received from Sigma-Aldrich as part of its expanded agreement with the Company which provides Sigma exclusive rights to develop and distribute zinc finger DNA-binding protein
(ZFP)-modified cell lines for commercial production of protein pharmaceuticals and ZFP-engineered transgenic animals. The payment is being recognized as revenue over the remaining period of the Company's original research collaboration with Sigma-Aldrich.

Research and development expenses were $8.7 million for the fourth quarter of 2009, compared to $6.7 million for the same period in 2008. The increase in research and development expenses was primarily due to expenses related to the initiation of new clinical trials, including a Phase 2b clinical study of SB-509 in moderately severe diabetic neuropathy (DN) and Sangamo's ZFP Therapeutic for the treatment of recurrent glioblastoma, as well as the prosecution of clinical trials for Sangamo's ZFP Therapeutic for HIV/AIDS and increased personnel costs, including non-cash employee stock-based compensation.

General and administrative expenses were $4.0 million for the fourth quarter of 2009, compared to $2.3 million for the same period in 2008. The increase in general and administrative expenses was primarily due to increased personnel costs, including non-cash employee stock-based compensation, and professional fees.

Total operating expenses for the fourth quarter of 2009 were $12.7 million, compared to $9.0 million for the same period in 2008.

Net interest income and other income / expense were recorded as income of $22,000 for the fourth quarter of 2009, compared to an expense of $375,000 for the same period in 2008. The increase was due to a foreign currency translation loss during the prior year quarter.

Full Year Results

For the year ended December 31, 2009, the consolidated net loss was $18.6 million, or $0.44 per share, compared to a net loss of $24.3 million, or $0.60 per share, for the year ended December 31, 2008. Revenues were $22.2 million for 2009, compared to $16.2 million in 2008. The increase in revenues for 2009 was primarily attributable to revenues from the Company's expanded agreement with Sigma-Aldrich. Total operating expenses were $41.6 million in both 2009 and 2008.

2009 Accomplishments and Recent Highlights

Therapeutic Programs and Research
     o Clinical Development Progress in Sangamo's Lead Therapeutic Program in DN and Renewed Program Support from JDRF: In January 2010, Sangamo initiated a Phase 2b trial of SB-509 in subjects with moderately severe DN. The Juvenile Diabetes Research Foundation International (JDRF) also renewed its support for this program and will provide up to $3.0 million of funding for the trial. Sangamo's double blind, repeat-dosing, placebo controlled Phase 2b study, SB-509-901, is designed to finalize dose, schedule and primary and secondary approvable endpoints for pivotal Phase 3 trials. Inclusion criteria for the trial are based upon accumulated data from Sangamo's earlier Phase 1 and Phase 2 clinical trials in subjects with DN that defined a drug-responsive population. The data included top-line, statistically significant data from the company's Phase 2 trial, SB-509-601, that established a mechanistic proof of concept for the neuroregenerative effects of SB-509 treatment as demonstrated by statistically significant increases in intraepidermal nerve fiber density (IENFD). In addition, improvements in clinically relevant outcomes were observed in Neurologic Impairment Score of the Lower Limb (NIS-LL), a quantification of the neurologic exam, and sural nerve conduction velocity (sNCV).
     o Presentation of Preliminary Data from Phase 2 Trial to Evaluate SB-509 for the Treatment of Amyotrophic Lateral Sclerosis (ALS): In December 2009, preliminary data were presented from the first subjects enrolled in Sangamo's Phase 2 clinical trial, SB-509-801. The data demonstrated an approximate doubling of the frequency of improved muscle function at day 120 post-treatment in subjects with ALS who received two treatments of SB-509 (32%) compared to matched historic controls (17%).
     o Initiation of Two Clinical Trials of a ZFP Nuclease (ZFN)-based Therapeutic for HIV and Presentation of Preliminary Data From a Treated
         Subject: In February 2009, Sangamo and its collaborators at the University of Pennsylvania Medical School initiated the first Phase 1 safety trial of SB-728-T for the treatment of HIV/AIDS and in September 2009, the Company announced the initiation of a second Sangamo-sponsored Phase 1 trial. Preliminary data from the University of Pennsylvania investigator-sponsored study were presented in January 2010. The data were from a single HIV- positive subject treated with SB-728-T who, as part of the study, began a defined structured treatment interruption (STI). During the study, the subject's CD4+ T-cell count, number of circulating ZFN-modified cells and viral load were measured periodically. In addition, rectal biopsies were taken prior to treatment and at the end of the STI period to monitor levels of CD4+ and ZFN-modified T-cells in the gut associated lymphoid tissue
         (GALT), a major reservoir of immune cells and a critical reservoir of HIV infection. As expected, the subject's viral load increased during the STI period; however, the return of the virus was delayed. CD4+ T-cells and ZFN-modified T-cells were found to be stable and were observed in the GALT. The data suggest that the modified cells were able to expand and were circulating and trafficking normally in the body.

     o Initiation of Phase 1 Clinical Trial to Evaluate ZFN-Therapeutic for the Treatment of Glioblastoma: Sangamo announced in January 2010 that the US Food and Drug Administration had reviewed and accepted an Investigational New Drug application to initiate this open-label, multi-dosing Phase 1 clinical trial. The Phase 1 glioblastoma trial is being initiated by Sangamo's collaborators at City of Hope and is designed to evaluate the safety and tolerability of a modified CD8+ cytotoxic T lymphocyte (CTL) product that has been made resistant to glucocorticoid steroids using Sangamo's ZFN-based technology. The study will accrue subjects with recurrent/refractory malignant glioblastoma multiforme.
     o Sangamo Scientists and Collaborators Receive Grant Funding from Several Sources to Develop ZFP Therapeutic Candidates:
            o Grand Challenges Explorations Grant from the Bill & Melinda Gates Foundation was awarded to Sangamo scientists in May 2009. The grant of $100,000 supports an innovative global health research project conducted by Sangamo scientists and titled "Zinc Finger Nucleases for In Vivo Treatment of HIV Infection."
            o Doris Duke Innovations in Clinical Research Award from the Doris Duke Charitable Foundation was awarded to Donald B. Kohn, M.D., Professor of Microbiology, Immunology and Molecular Genetics
               (MIMG) and Pediatrics, the Director of the UCLA Human Gene Medicine Program and member of the Broad Stem Cell Research Center and Philip Gregory, D. Phil., Sangamo's chief scientific officer and vice president, research in September 2009. The $486,000 grant, which will be paid over three years, will support an innovative research project conducted by Dr. Kohn and Sangamo scientists and titled "Beta-globin Gene Correction in Hematopoietic Stem Cells for Sickle Cell Disease."
            o California Institute for Regenerative Medicine (CIRM) granted a $14.5 million Disease Team Research Award to develop an AIDS-related lymphoma therapy based on the application of its ZFN gene-editing technology in stem cells. The four year grant supports an innovative research project conducted by a multidisciplinary team of investigators led by John Zaia, M.D. the Aaron D. and Edith Miller Chair in Gene Therapy and chair of virology, City of Hope. The grant application entitled, "Zinc Finger Nuclease-Based Stem Cell Therapy for AIDS," won the highest score of all grants CIRM received in this first round of Disease Team Research Award funding.
     o Sangamo Scientists and Their Collaborators Published Groundbreaking Science in Major Journals: Published work included the demonstration of ZFN-mediated gene-editing in plant agriculture, transgenic animals, human embryonic and induced pluripotent stem cells and cell lines for the production of protein pharmaceuticals.

Business
     o   Major Expansion of ZFP Technology License Agreement with Sigma-Aldrich:
         In October 2009, Sigma-Aldrich Corporation and Sangamo announced a major expansion of their existing license agreement to include the exclusive rights to develop and distribute ZFP-modified cell lines for commercial production of protein pharmaceuticals. Additionally, Sigma-Aldrich licensed rights to certain ZFP-engineered transgenic animals for commercial applications. Sigma made initial payments of $20.0 million to Sangamo, consisting of an upfront license payment of $15.0 million and $5.0 million through the purchase of 636,133 shares of Sangamo common stock at the then current market price ($7.86 per share). Sangamo is eligible to earn additional contingent commercial license fees of up to $5.0 million based on certain conditions, and thereafter a royalty based upon a percentage of net sales and sublicensing revenue. Sangamo is also eligible to receive commercial milestone payments ranging from $2.0 million to $10.0 million, up to a total of $25.0 million, based upon cumulative product sales.

Financials and Operations
     o In October 2009, the Company completed an underwritten public offering of 3.0 million shares of common stock priced at $7.20 per share that resulted in net proceeds of $20.9 million.
     o In January 2010, the Company expanded its senior clinical development team, appointing Shirley M. Clift to serve as Vice President of Regulatory Affairs and Winson W. Tang, M.D., as Vice President of Clinical Research.

2010 Objectives
In today's conference call members of Sangamo's management team will discuss the company's plans and objectives for 2010 that include:

Therapeutic Programs
     o Prosecution of Sangamo's ongoing Phase 2b Trial SB-509-901 in moderately severe DN.
     o Prosecution of a Phase 1 clinical trial of a ZFN-based therapeutic in subjects with recurrent or refractory glioblastoma by Sangamo's collaborators at City of Hope.
     o Continued prosecution of Sangamo's Phase 1 trial of SB-728-T for HIV/AIDS and of the SB-728-T Phase 1 study by collaborators at the University of Pennsylvania School of Medicine.
     o Data Presentations from the Company's Phase 2 clinical trials of SB-509 for ALS (SB-509-801) and for severe DN (SB-509-701B).
     o   Data Presentation from the SB-728-T- HIV / AIDS program.

Business - Strategic Collaborations & Enabling Technology Agreements
     o Achievement of milestones and royalties in agreement with Sigma-Aldrich.
     o Achievement of commercial sublicenses and milestones in agreement with Dow AgroSciences.
     o   Pursue strategic partnerships in ZFP Therapeutics including SB-509.
     o Continue to present and publish data from research collaborations in ZFP-platform enabled biology.

Financials and Operations
     o Maintain year-end 2010 cash and investments balance of at least $60.0 million.

Conference Call

Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. A replay of the webcast will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to 2010.

The conference call dial-in numbers are 888-819-8046 for domestic callers and 913-312-0671 for international callers. The passcode for the call is 7172741. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on February 3, 2010 to 11:59 p.m. ET on February 10, 2010. The conference call replay numbers for domestic and international callers are 888-203-1112 and 719-457-0820 respectively. The conference ID number for the replay is 7172741.

About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy and a Phase 2 trial in ALS. Sangamo also has two Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS and another Phase 1 trial to evaluate safety and clinical effect of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on neuropathic pain, nerve regeneration, Parkinson's disease and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for gene modification. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's web site at http://www.sangamo.com/.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaborations and anticipated cash and investments balance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contact

Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271

                                     -more-

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

STATEMENT OF OPERATIONS DATA:

                                                               Three Months Ended                      Twelve Months Ended
                                                                  December 31,                            December 31,
                                                      -------------------------------------   -------------------------------------
                                                            2009                2008                2009                2008
                                                      -----------------   -----------------   -----------------   -----------------
Revenues:
  Collaboration agreements                            $          10,171   $           6,834   $          21,553   $          14,492
  Research grants                                                    70                  --                 634               1,694
                                                      -----------------   -----------------   -----------------   -----------------
   Total revenues                                                10,241               6,834              22,187              16,186

Operating expenses:
  Research and development                                        8,685               6,737              28,984              31,229
  General and administrative                                      3,971               2,296              12,605              10,332
                                                      -----------------   -----------------   -----------------   -----------------
   Total operating expenses                                      12,656               9,033              41,589              41,561
                                                      -----------------   -----------------   -----------------   -----------------
Loss from operations                                             (2,415)             (2,199)            (19,402)            (25,375)
Interest and other income / expense, net                             22                (375)                815               1,073
                                                      -----------------   -----------------   -----------------   -----------------
Net loss                                              $          (2,393)  $          (2,574)  $         (18,587)  $         (24,302)
                                                      =================   =================   =================   =================

Basic and diluted net loss per common share           $           (0.05)  $           (0.06)  $           (0.44)  $           (0.60)

Shares used in computing basic and diluted net loss
per common share                                                 44,780              41,018              42,048              40,825
                                                      =================   =================   =================   =================

SELECTED BALANCE SHEET DATA

                                                      December 31, 2009   December 31, 2008
                                                      -----------------   -----------------
Cash, cash equivalents, marketable securities and
interest receivable                                   $          85,281   $          65,025
Total assets                                                     87,439              67,850
Total stockholders' equity                                       71,782              55,396

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